UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Information Services Group, Inc.
400 Atlantic Street
Stamford, Connecticut 06901
(203) 517-3100
March 11, 2026
TO THE STOCKHOLDERS OF
Information Services Group, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders of Information Services Group, Inc. (the “Company”) on April 24, 2026, at 10:00 a.m. Eastern Time, which will be held at the offices of the Company, 400 Atlantic Street, Stamford, Connecticut 06901 (the “Annual Meeting”).
Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the accompanying Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2025. We believe this process allows us to provide our stockholders with the information they need in a timely manner while reducing environmental impact, lowering costs of printing, and distributing our proxy materials. The Notice contains instructions on how to access our proxy materials over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the accompanying Proxy Statement, our Annual Report to Stockholders for the fiscal year ended December 31, 2025 and a form of proxy card. The Notice and accompanying Proxy Statement are first being made available to our stockholders beginning on or about March 11, 2026.
Your vote is important to us and to our business. We encourage you to vote by telephone, over the internet or, if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card so that your shares will be represented and voted at the Annual Meeting, whether or not you plan to attend. If you attend the Annual Meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

Sincerely yours,

Michael P. Connors Chairman and Chief Executive Officer

Information Services Group, Inc.
400 Atlantic Street
Stamford, Connecticut 06901
(203) 517-3100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 24, 2026
TO THE STOCKHOLDERS OF
Information Services Group, Inc.:
Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Information Services Group, Inc. (the “Company”) will be held at the Company’s offices, 400 Atlantic Street, Stamford, Connecticut 06901 on April 24, 2026, at 10:00 a.m. Eastern Time, for the following purposes:
1.	To elect two directors to each serve for a three-year term and until their successors have been elected and qualified.
2.	To ratify the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers as described herein.
4.	To transact such other business as may properly come before the Annual Meeting.
Stockholders of record at the close of business on February 25, 2026, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael P. Connors Chairman and Chief Executive Officer

Stamford, Connecticut
March 11, 2026
IMPORTANT: Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. We understand that most stockholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. If you submit a proxy but do not provide specific instructions on how to vote, the proxies will vote your shares as recommended by the Board of Directors. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions described in the accompanying proxy statement. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 717-3930 (banks and brokers may call collect at (212) 750-5833).

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on April 24, 2026
The Notice of Annual Meeting of Stockholders, Proxy Statement and 2025 Annual Report to Stockholders are available free of charge at www.proxyvote.com.
Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to: Chief Financial Officer, Information Services Group, Inc., 400 Atlantic Street, Stamford, Connecticut 06901.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
General
The accompanying proxy is being solicited by the Board of Directors of Information Services Group, Inc., a Delaware corporation (“ISG,” the “Company,” “we,” “us,” and “our”), for use at its Annual Meeting of Stockholders to be held at the Company’s offices, 400 Atlantic Street, Stamford, Connecticut 06901 on April 24, 2026 at 10:00 am Eastern Time (the “Annual Meeting”), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are first being made available to our stockholders on or about March 11, 2026.
Notice of Internet Availability of Proxy Materials
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about March 11, 2026 to our stockholders of record as of the close of business on February 25, 2026. We also provided access to our proxy materials via the internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement or in the Notice of Internet Availability of Proxy Materials.
Record Date, Outstanding Voting Securities
Only stockholders of record as of the close of business on February 25, 2026 will be entitled to vote at the Annual Meeting and any postponement or adjournment thereof. As of February 25, 2026, we had 47,674,341 shares of common stock outstanding and expected to be entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of February 25, 2026 is entitled to one vote for each share of common stock held by such stockholder.
Quorum, Adjournment
Our amended and restated bylaws, as further amended ( the “Bylaws”), require that a quorum of stockholders is necessary to hold a valid annual meeting of stockholders. A quorum at the Annual Meeting will be present if the holders of a majority of the shares entitled to vote are present in person or by proxy. Shares will be counted towards the quorum only if the stockholder submits a valid proxy (or one is submitted on such stockholder’s behalf by such stockholder’s broker, bank or other nominee) or if the stockholder votes in person at the Annual Meeting. Abstentions, “withhold” votes and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the voting interest of those present at the Annual Meeting or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the Annual Meeting may adjourn the Annual Meeting until a quorum is present.
Required Vote
In accordance with our fourth amended and restated certificate of incorporation and the Bylaws:
•	For Proposal No. 1, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees; and
•	Proposal Nos. 2, and 3 require the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting.
For the election of directors, abstentions, “withhold votes” and broker non-votes will have no effect on the outcome of the vote because they are not considered “votes cast” for voting purposes. For Proposal No. 2, abstentions will have no effect on the outcome of this proposal because they are not considered “votes cast” for voting purposes. Under applicable rules, brokers who hold shares in street name for their customers that are the beneficial owners of those shares have the authority to only vote on certain “routine” items in the event that they have not received instructions from beneficial owners. Proposal No. 2 is considered a “routine” item, and accordingly, brokers and other nominees will have discretionary authority to vote on Proposal No. 2, such that we expect there to be no broker non-votes on that proposal. For Proposal No. 3, abstentions and broker non-votes will have no effect on the outcome of such proposals because they are not considered “votes cast” for voting purposes.

Board Recommendations
The Board of Directors of the Company recommends a vote:
•	“FOR” each of the nominees named in Proposal No. 1;
•	“FOR” the engagement of PricewaterhouseCoopers LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2026; and
•	“FOR” the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers as described herein.
Solicitation
The proxy accompanying this Proxy Statement is solicited on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting and any postponements or adjournments thereof, and the expenses of solicitation of proxies will be borne by the Company. The solicitation will be made primarily by mail or via the internet, but our officers and regular employees may also solicit proxies by telephone, facsimile or in person. No additional compensation will be paid to our officers or regular employees for such services. We also have retained Innisfree M&A Incorporated (“Innisfree”) to assist in soliciting proxies. ISG expects to pay Innisfree approximately $12,500 plus expenses in connection with its solicitation of proxies.
How to Vote
If on February 25, 2026 your shares are registered directly in your name with the Company’s registrar and transfer agent, Continental Stock Transfer & Trust (“Continental”), you are considered a stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.
If on February 25, 2026 your shares are held in a brokerage account with a bank, broker-dealer, trust or similar organization, you are considered the “beneficial owner” of those shares held in “street name” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote your shares at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.
Your vote is very important to us, whether or not you plan to attend the Annual Meeting. Please vote in accordance with the instructions on your proxy card, voting instruction form (from your broker or other intermediary) or the instructions that you received through electronic mail. There are three convenient ways of submitting your vote:
•
By Telephone or Internet—All stockholders of record can vote by touchtone telephone from the U.S. using the toll-free telephone number on their proxy card, or over the internet using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or internet if their broker or other intermediary makes those methods available, in which case the broker or other intermediary will enclose the instructions with the proxy materials. The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•
In Person—All stockholders of record may vote in person at the Annual Meeting. Beneficial owners may vote in person at the Annual Meeting if their broker or other intermediary has furnished a legal proxy. If you are a beneficial owner and would like to vote your shares at the Annual Meeting, you will need to ask your broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that will be provided to you at the Annual Meeting. You will not be able to vote your shares without a legal proxy.

•
By Written Proxy—All stockholders of record can vote by written proxy card if they have requested to receive a paper copy of our proxy materials. If you are a beneficial holder and you requested to receive printed proxy materials, you will receive a written proxy card and a voting instruction form from your broker or other intermediary.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted “For” the election of the nominees named in this Proxy Statement and “For” proposals two and, three. A stockholder whose shares are registered in such stockholder’s own name has the power to revoke his or her proxy at any time before it is exercised by (i) delivering to the Chief Financial Officer of the Company a written instrument revoking the proxy, (ii) voting again over the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted) or, if you requested and received written proxy materials, by signing and returning a new proxy card with a later date or a duly executed proxy with a later date or (iii) by attending the Annual Meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.
If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree, toll-free at (877) 717-3930 (banks and brokers may call collect at (212) 750-5833).
Householding
If you are a beneficial owner, your bank, broker or other nominee may deliver a single proxy statement, along with individual proxy cards, or individual notices to any household at which two or more stockholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding mailings by contacting the Company, either by calling (203) 517-3100 or by forwarding a written request addressed to Chief Financial Officer, Information Services Group, Inc., 400 Atlantic Street, Stamford, Connecticut 06901, or Broadridge, either by calling (866) 540-7095 or by mailing to Broadridge, Householding Department, at 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you wish to receive a separate set of proxy materials for this year’s Annual Meeting, we will deliver them promptly upon request to Chief Financial Officer, Information Services Group, Inc., 400 Atlantic Street, Stamford, Connecticut 06901, or by calling (203) 517-3100.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our fourth amended and restated certificate of incorporation provides that the Board of Directors of the Company is divided into three classes with one class of directors being elected each year and each class serving a three-year term. Samuel L. Molinaro Jr. and Gerald S. Hobbs constitute a class that expires at this Annual Meeting (the “Class I Directors”). Bruce N. Pfau and Kalpana Raina constitute a class with a term that expires at the Annual Meeting in 2027 (the “Class II Directors”). Michael P. Connors and Christine Putur constitute a class with a term that expires at the Annual Meeting in 2028 (the “Class III Directors”).
The Board of Directors has considered and nominated the following nominees to be Class I Directors for a three-year term expiring in 2029: Samuel L. Molinaro Jr. and Gerald S. Hobbs. Action will be taken at the Annual Meeting for the election of these Class I Directors. Set forth below is information regarding the nominees to the Board of Directors for election as directors.
It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of each of Samuel L. Molinaro Jr. and Gerald S. Hobbs unless otherwise directed by the person furnishing a valid proxy. The nominees have agreed to be named in this Proxy Statement and to serve if elected. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before their election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.
If a quorum is present and voting, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees. Abstentions, “withhold votes” and broker non-votes will have no effect on the outcome of the vote because they are not considered “votes cast” for voting purposes.
The nominees to the Board of Directors to serve until the third succeeding annual meeting of stockholders after their election and until their successors have been elected and qualified are:

Name	Age	Director Since
Samuel L. Molinaro Jr.	68	2025
Gerald S. Hobbs	84	2008

The principal occupations and qualifications of the nominees for director are as follows. There are no family relationships among any of our directors or executive officers.
Samuel L. Molinaro Jr. has served as our Director since March 2025. Mr. Molinaro has more than 30 years of senior-level experience in the banking and financial services industry. Mr. Molinaro retired as president of UBS Americas Holdings LLC (“UBS Americas”) in 2023, after 11 years in senior executive positions with the financial services firm. Following his retirement from UBS Americas, Molinaro joined McKinsey & Company in 2024 as a senior advisor, banking and securities. He continues to serve on the board of directors of UBS Americas and as a member of such board’s audit committee. Before joining UBS Americas, Mr. Molinaro was executive vice president, chief financial officer and chief operating officer of The Bear Stearns Companies, Inc. He began his career as an auditor with Price Waterhouse Coopers . Mr. Molinaro holds a bachelor’s degree in accounting from St. Bonaventure University and later attended Harvard Business School’s Advanced Management program.
Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is an operating partner at BV Investments, LLC, a middle-market private equity firm focused on the tech-enabled business services, software and IT services sectors. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now Nielsen Holdings plc, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He retired from The Nielsen Company and BNA, Inc. boards of directors. He was a member of the Audit Committee at both companies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF
THE NOMINEES NAMED ABOVE

CORPORATE GOVERNANCE
Responsibilities of the Board of Directors
Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.
Leadership Structure
The Board of Directors has determined that combining the CEO and Chairman positions, coupled with a Lead Independent Director position, strengthens the Company’s governance structure and is the appropriate leadership model for the Company at this time. The Board of Directors believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary from company to company, depend upon a company’s particular circumstances at a given point in time and may change from time to time. Accordingly, the Board of Directors carefully considers from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.
Board structures vary greatly among U.S. public corporations. The Board of Directors does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important and able to provide effective oversight of management.
Since March 2014, Mr. Gerald S. Hobbs has served as our Lead Independent Director. The responsibilities of the Lead Independent Director include the following:
•	leading the Board’s processes for selecting and evaluating the CEO and Chairman;
•	presiding at all meetings of the Board at which the Chairman is not present:
•	calling additional meetings of the independent directors as appropriate;
•	assisting in scheduling Board meetings;
•	presiding at all executive sessions of the independent directors of the Board;
•	providing the Board with input as to the preparation of Board meeting agendas;
•	specifically requesting the inclusion of certain materials for Board meetings;
•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and
•	acting as a liaison between the independent directors and the Chairman on sensitive issues.
The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership.
The Board of Directors believes that this structure is in the best interests of the Company at this time as it allows for a balance of power between the CEO and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.
Board Composition
The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating and Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors, and (2) all other factors it considers appropriate. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in Board composition.
After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.
When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focuses primarily on the information discussed in each Board member’s or nominee’s biographical information. In particular, with regard to Mr. Connors, the Board considered his extensive knowledge of the Company’s business and his position as CEO of the Company with the responsibility for the day-to-day oversight of the Company’s business operations. With regard to Messrs. Molinaro, Hobbs, and Pfau and Mses. Putur and Raina, the Board considered their significant experience, expertise and background with regard to business, accounting and financial matters. With regard to Mr. Molinaro, the Board of Directors considered his senior-level experience in the banking and financial services industry, including overseeing the sweeping technological transformation of several key industry players. With regard to Mr. Hobbs, the Board of Directors considered his extensive experience as the Chairman and CEO of various information and media companies, including VNU, Inc. With regard to Mr. Pfau, the Board considered his experience as a long-term senior executive with KPMG. With regard to Ms. Putur, the Board of Directors considered her extensive experience in information technology obtained at global corporations in the high tech, retail and fashion sectors, including in her previous role as Executive Vice President, Technology and Operations of REI. With regard to Ms. Raina, the Board of Directors considered her experience as a senior executive with The Bank of New York and her prior service on the Audit Committee of John Wiley & Son. In addition, in connection with the nomination of Mr. Molinaro Jr. and Mr. Hobbs for election as Class I Directors at this Annual Meeting, the Board considered their valuable contributions to the Company’s success during their year(s) of Board service.
Director Independence
Our Board of Directors currently has six directors. The Board of Directors has affirmatively determined that all of the directors, other than Mr. Connors, and all those who serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are “independent” for purposes of The Nasdaq Stock Market LLC (“Nasdaq”) listing standards and federal securities laws. In the course of the Board of Directors’ determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable Nasdaq rules and the rules and regulations of the SEC.
Executive Sessions
Our independent directors hold regularly scheduled meetings at which only independent directors are present.
Meeting Attendance
Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. The Board of Directors held five meetings during 2025. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. Each of our directors serving during 2025 attended 100% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period.
This Annual Meeting will be our eighteenth annual stockholder meeting. ISG’s policy is to invite each director to attend the Company’s annual meeting of stockholders but does not require attendance by all directors. The 2025 annual meeting of stockholders was attended by one director who served on the Board at the time of that meeting. ISG periodically monitors and reassesses this policy to ensure the Board remains open and available for stockholder communications.
Committees of the Board of Directors
The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate under a written charter adopted by the Board of Directors, and each committee of the Board of Directors reviews and assesses the adequacy of its charter on at least an annual basis. Copies of these charters are available on our website (ir.isg-one.com/corporate- overview/document).
The following table sets forth the three standing committees of the Board of Directors, the members of each committee during the last fiscal year and the number of meetings held by each committee during the last fiscal year:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Michael P. Connors	—	—	—
Samuel L. Molinaro Jr.	Chairman	Member	Member
Gerald S. Hobbs	Member	Chairman	Member
Bruce N. Pfau	Member	Member	Member
Christine Putur	Member	Member	Chairman
Kalpana Raina	Member	Member	Member
	4 Meetings	5 Meetings	2 Meetings

Audit Committee
Our Audit Committee currently consists of Mr. Molinaro as Chairman, Mr. Hobbs, Mr. Pfau, Ms. Putur and Ms. Raina. The Audit Committee is responsible for, among other things:
•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;
•
overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services;

•	pre-approving audit, audit-related, tax and other services to be performed by the independent registered public accounting firm and related fees;
•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;
•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;
•
meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to the filing of such reports with the SEC and reporting annually to the Board of Directors with respect to such matters;

•
reviewing with our financial and accounting management, the independent registered public accounting firm, and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting processes and disclosure controls and procedures; and

•	reviewing the internal audit function.
In accordance with applicable federal securities laws and the rules of Nasdaq, we have adopted an Audit Committee charter that incorporates these duties and responsibilities.
The Audit Committee is, and will at all times be, composed exclusively of “independent directors,” as determined in accordance with Nasdaq’s independence standards, who are able to read and understand fundamental financial statements. In addition, pursuant to the rules of Nasdaq, ISG must have at least one member of the Audit

Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that each of the Audit Committee members satisfies Nasdaq’s definition of financial sophistication and that Mr. Molinaro, Mr. Pfau, Mr. Hobbs and Ms. Raina each qualify as an “audit committee financial expert,” as defined under the rules and regulations of the SEC.
Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee appearing elsewhere in this Proxy Statement.
Compensation Committee
The Compensation Committee currently consists of Mr. Hobbs, as Chairman, Mr. Molinaro, Mr. Pfau, Ms. Putur and Ms. Raina. The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company, including administering the Amended and Restated 2007 Equity and Incentive Award Plan (the “Incentive Plan”) and the Amended and Restated 2007 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), each as further amended to date. The Compensation Committee is also responsible for, among other things:
•	reviewing and approving corporate goals and objectives relevant to CEO compensation;
•	reviewing with the CEO the performance and compensation of all other executive officers;
•	discussing the results of the stockholder advisory vote on the compensation paid to our named executive officers;
•
retaining or terminating, as needed, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide independent advice to the Compensation Committee;

•	evaluating on at least an annual basis whether any work provided by a consultant retained by the Compensation Committee raises any conflict of interest; and
•	reviewing and establishing policies concerning any management perquisite and similar benefits.
For more information on the Compensation Committee’s role in determining executive compensation, see “Executive Compensation” beginning on page 18.
In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Compensation Committee charter that delineates these duties and responsibilities.
The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC and the Internal Revenue Service, in each case as they are applicable to serving on the Compensation Committee.
The Compensation Committee has retained Pay Governance LLC (“Pay Governance”) to advise it in connection with fulfilling its responsibilities with respect to the Company’s executive and Board of Directors compensation programs.
For a discussion of the nature and scope of Pay Governance’s assignment, and the material elements of the instructions or directions given to Pay Governance with respect to the performance of its duties under the engagement, please see “Use of Third Party Advisors” beginning on page 18. Pay Governance maintains no other direct or indirect business relationships with the Company.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of Ms. Putur as Chairman, Mr. Molinaro, Mr. Hobbs, Mr. Pfau, and Ms. Raina. The Nominating and Corporate Governance Committee is responsible for, among other things:
•	developing, recommending and monitoring corporate governance guidelines for ISG and the Board of Directors;
•	identifying and reviewing the qualifications of candidates for Board membership;

•	recommending to the Board of Directors candidates to fill vacancies on the Board which occur between annual meetings of stockholders or for election at annual meetings;
•	recommending to the Board of Directors criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;
•	recommending to the Board of Directors committee memberships and chairpersons; and
•	consulting with the Board of Directors annually regarding the independence of each member of the Board.
In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Nominating and Corporate Governance Committee charter that delineates these duties and responsibilities.
The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee, meet the independence requirements mandated by Nasdaq and the rules of the SEC, in each case as they are applicable to serving on the Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third-party search firms and other sources. The Board and the Nominating and Corporate Governance Committee are committed to identifying and engaging a diverse field of director candidates when considering Board composition. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee evaluates all candidates equally across all relevant factors, including, without limitation, factors such as judgment, skill, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. In assessing stockholder recommendations, the Nominating and Corporate Governance Committee will consider the same criteria utilized for other candidates but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group. A stockholder must provide notice to the Chief Financial Officer that includes the name, address and number of shares owned by the stockholder making such recommendation; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws and submit the nominee’s consent to be elected and to serve. ISG may require any nominee to furnish any other information, within reason, which may be needed to determine the eligibility of the nominee. The notice must be delivered to the Chief Financial Officer, who will forward the notice to the Nominating and Corporate Governance Committee for consideration. Ultimately, the Nominating and Corporate Governance Committee will nominate those individuals that it believes will, in conjunction with other members of the Board, best collectively serve the long-term interests of the Company’s stockholders.
Oversight of Risk Management
On behalf of the Board of Directors, the Audit Committee is responsible for oversight of the Company’s risk management policies and procedures. The Company is exposed to a number of risks, including financial risks, operational risks, risks relating to regulatory and legal compliance and cybersecurity risks. The Audit Committee discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the processes by which risk assessment and risk management are undertaken. The Company’s Chief Financial Officer is responsible for the Company’s risk management function and regularly works closely with the Company’s senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and the Company’s Audit Committee regarding the Company’s risk management policies and procedures. In that regard, the Company’s Chief Financial Officer meets with the Audit Committee at least four times a year to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board on a regular basis to apprise the Board of its discussions with the Chief Financial Officer regarding the Company’s risk management efforts. In addition, the Board’s other committees, which meet regularly and report back to the Board, play a significant role in carrying out the Board’s risk oversight function. Company management also plays an important role in connection with risk management through the implementation and evaluation of effective internal controls and other internal processes. For more information on the Company’s risk management policies and procedures related to cybersecurity, see “Item 1C. Cybersecurity” in our Annual Report on Form 10-K for the year ended December 31, 2025.
Code of Ethics
We have adopted a code of ethics and business conduct applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of Nasdaq. You can find a link to the code on our website (ir.isg-one.com/corporate-overview/documents). We intend to disclose any amendments to, or waivers from, a required provision of its code of ethics and business conduct on our website (www.isg-one.com).
Insider Trading Policy
We have adopted an insider trading policy, as amended December 2025 ( the “Insider Trading Policy”), governing the purchase, sale and other dispositions of ISG’s securities that applies to all personnel of ISG and its subsidiaries, including directors, officers and employees and other covered persons. It is also the policy of ISG to comply with all applicable securities laws when transacting in its own securities. A copy of the Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to assist the Board and its committees in the exercise of their responsibilities. The Corporate Governance Guidelines, which are available on our website (ir.isg-one.com/corporate-overview/documents), set forth guiding principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, employees and outside advisors, director orientation and continuing education. The Nominating and Corporate Governance Committee regularly reviews and provides recommendations to the Board on the Corporate Governance Guidelines, and the full Board approves changes as it deems appropriate.
Certain Relationships and Transactions with Related Parties
The Board has adopted a written Policy and Procedures with Respect to Related Party Transactions (the “Policy”) under which all transactions required to be reported pursuant to Item 404 of Regulation S-K are reviewed and approved. The Policy calls for the Nominating and Corporate Governance Committee, or the Chair of the Nominating and Corporate Governance Committee in exigent circumstances (who will possess delegated authority to act between Nominating and Corporate Governance Committee meetings), to review each related party transaction (as defined below) and determine whether to approve such transaction. Any Nominating and Corporate Governance Committee member who has any interest (actual or perceived) will not be involved in the consideration of the Nominating and Corporate Governance Committee. In determining whether a related party transaction will be approved, the Nominating and Corporate Governance Committee or Chair of the Nominating and Corporate Governance Committee, as applicable in accordance with the Policy, will consider a multitude of factors, including (a) the benefits to the Company; (b) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally. Notwithstanding the Policy, all compensation-related matters involving related parties must be approved by the Compensation Committee or recommended by the Compensation Committee to the Board of Directors for its approval.
For purposes of the Policy, a “related party transaction” is, subject to certain limited exceptions, any transaction in which we are a participant and the amount involved exceeds $120,000, and the related party (defined below) had, has or will have a direct or indirect material interest in the transaction. “Related party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; or (c) any immediate family member of a person described in clauses (a) or (b) of this sentence. A related party may have an indirect material interest through an entity in which he or she is employed or is an executive officer partner or is in a similar position, or in which such person, together with all other related parties, has in the aggregate 5% or greater equity interest.

During fiscal years 2025 and 2024, we did not enter into any transactions with related parties that required review, approval or ratification pursuant to the Policy, nor are we currently aware of any such proposed transactions.
Stockholder Communications with Directors
Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:
Name of the Director(s)
c/o Chief Financial Officer
Information Services Group, Inc.
400 Atlantic Street
Stamford, Connecticut 06901
Fax: (203) 517-3199
Communications from our stockholders to one or more directors will be collected and organized by our Chief Financial Officer under procedures approved by our independent directors. The Chief Financial Officer will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Chief Financial Officer may, in his discretion, forward only representative correspondence.
The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Chief Financial Officer.

PROPOSAL NO. 2
RATIFICATION OF ENGAGEMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
On March 3, 2026, the Audit Committee and the Board of Directors engaged PricewaterhouseCoopers LLP to continue in its capacity as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026. Stockholders will be asked at the Annual Meeting to ratify the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
Although the engagement of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it is appropriate as a matter of policy to request that the stockholders ratify the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider whether to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors or the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors or Audit Committee feels that such a change would be in the best interests of the Company and our stockholders.
The Company anticipates that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions at the meeting.
The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2025, and 2024 by PricewaterhouseCoopers LLP:

	Fiscal Years
	December 31, 2025	December 31, 2024
Audit Fees(1)	$1,850,000	$1,950,000
Tax Fees(2)	—	155,000
All Other Fees(3)	2,000	2,000
Total Fees	$1,852,000	$2,107,000

(1)
Audit Fees consisted of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)	Included fees for professional services rendered in connection with tax services related to transfer pricing and tax consulting related to the disposition of our automation business.
(3)	Included fees for professional services rendered in connection with consultation on the Company’s disclosure obligations.
The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the Company’s management. All of the fees described above under Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.
Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting. Abstentions will have no effect on the outcome of this proposal because they are not considered “votes cast” for voting purposes. Under applicable rules, brokers who hold shares in street name for their customers that are the beneficial owners of those shares have the authority to only vote on certain “routine” items in the event that they have not received instructions from beneficial owners. This Proposal No. 2 is considered a “routine” item, and accordingly, brokers and other nominees will have discretionary authority to vote on this Proposal No. 2. We expect that there will be no broker non-votes on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ENGAGEMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026

REPORT OF THE AUDIT COMMITTEE
The directors who serve on the Audit Committee are all “independent” in accordance with Nasdaq requirements and applicable SEC rules and regulations. We have reviewed and discussed with management the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2025, and management’s report on internal control over financial reporting using the criteria set forth in the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013).
During 2025, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2025. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The current Audit Committee charter can be obtained through our website (ir.isg-one.com/corporate-overview/documents).
We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and reviewed the results of the independent registered public accounting firm’s integrated audit of the consolidated financial statements.
We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions referred to above, we recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

THE AUDIT COMMITTEE
Mr. Samuel L. Molinaro Jr. (Chairman)
Mr. Gerald S. Hobbs
Mr. Bruce N. Pfau
Ms. Christine Putur
Ms. Kalpana Raina

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are including in this Proxy Statement a separate resolution asking stockholders to vote to approve, in a non-binding advisory vote, the compensation paid to our Named Executive Officers (as defined below) as disclosed in this Proxy Statement on pages 18-29 pursuant to the rules of the SEC. The language of the resolution is as follows:
RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, INCLUDING THE COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION, IS HEREBY APPROVED.
This item is commonly referred to as a “say-on-pay” proposal. A large majority of our stockholders – 90% of the votes cast – approved our compensation program as described in our proxy statement in 2025.
In considering your vote, you may wish to review the information on the Company’s compensation policies and decisions regarding its Named Executive Officers presented in the section entitled “Executive Compensation” beginning on page 18, as well as the discussion regarding the Compensation Committee beginning on page 8.
In particular, stockholders should note the following:
•
The Company believes management compensation should be competitive with market practices, provide rewards based on the attainment of Company objectives and tightly align management with the interests of stockholders.

•
At the discretion of the Compensation Committee, the material elements of the compensation system created for the Company’s Named Executive Officers include a mix of base salary, annual performance-based cash incentive awards and long-term equity incentive awards.

•
The Company believes that the compensation provided to the Named Executive Officers is competitive with market norms, is predicated on “pay-versus-performance” and is tightly aligned with the interests of the Company’s stockholders.

Because this vote is advisory and non-binding on the Board of Directors, the Board and the Compensation Committee will review and consider the voting results, as well as other communications from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation programs. The next such vote will occur at our 2027 annual meeting of stockholders.
Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION
PAID TO OUR NAMED EXECUTIVE OFFICERS

MANAGEMENT
The following table sets forth certain biographical information concerning each of our executive officers and directors.

Name	Age	Position
Michael P. Connors	70	Chairman of the Board and Chief Executive Officer
Todd D. Lavieri	64	Vice Chairman and President - ISG Americas and Asia Pacific
Michael Sherrick	53	Executive Vice President and Chief Financial Officer
Thomas S. Kucinski	62	Executive Vice President and Chief Human Resources Officer
Gerald S. Hobbs	84	Director
Bruce N. Pfau	72	Director
Christine Putur	64	Director
Kalpana Raina	70	Director
Samuel L. Molinaro Jr.	68	Director

Management
Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December 2006. Mr. Connors served as Chairman and CEO of VNU’s Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU, now Nielsen Holdings plc, was a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprised VNU’s media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU’s Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world’s largest marketing information services companies, commencing November 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as the lead director of Chubb, Ltd., where he is a member of the Executive Committee, member of the Compensation Committee, and a member of the Nominating and Governance Committee. Mr. Connors previously served as a director of Eastman Chemical Company.
Todd D. Lavieri has served as Vice Chairman and President – ISG Americas and Asia Pacific, since July 2018, working closely with the executive leadership team on corporate strategy, evaluating and integrating organic and inorganic business growth opportunities and governance matters. ISG Americas is the Company’s largest region, encompassing more than half of ISG’s revenues. Mr. Lavieri joined ISG in July 2014. Previously, Mr. Lavieri was with IBM, where he served as general manager of IBM Global Consulting and more recently as general manager, Global Business Services, IBM Canada. Before joining IBM in 2010, Mr. Lavieri was President and CEO of Archstone Consulting, a strategy and operations advisory firm he founded in 2003 and sold to The Hackett Group in 2009. Earlier, he was a partner at Deloitte Consulting and a member of its Global Management Committee during a distinguished 13-year career with the firm. An expert on business transformation and growth strategies, he has personally advised Global 1000 clients across such sectors as manufacturing, retail, life sciences, healthcare, energy and consumer products. Mr. Lavieri is a graduate of Trinity College, Hartford, Connecticut, and holds an MBA from Duke University’s Fuqua School of Business.
Michael Sherrick has served as our Executive Vice President and Chief Financial Officer since August 2023. He is responsible for all areas of finance, investor relations, M&A and legal affairs. Previously, Mr. Sherrick served in a variety of roles at Cognizant, including most recently Chief Operating Officer of Cognizant Software & Platform Engineering. In 2013, he co-founded Scoria Capital Partners where he managed the firm’s investments in the technology, business services and consumer sectors. Earlier in his career, he held various positions including with S.A.C. Capital, Morgan Stanley and PricewaterhouseCoopers LLP. Mr. Sherrick is a graduate of Bucknell University and is both a licensed certified public accountant and a chartered financial analyst.
Thomas S. Kucinski has served as our Executive Vice President and Chief Human Resources Officer since June 2017. Mr. Kucinski is responsible for the Company’s overall human resources function, with a particular focus on strategic talent management, leadership development and organizational change initiatives. An accomplished global human resources leader with more than 30 years of experience in the professional services, finance and consumer products industries, Mr. Kucinski joined ISG in 2013 as our Global Leader—Total Rewards and HR Operations. Prior to ISG, he held human resources leadership roles at Nasdaq OMX, Nielsen and American Express, with a particular emphasis on compensation and benefits strategy and design. Mr. Kucinski holds a master’s degree in human resources management from Rutgers University and a B.S. in Psychology from the University of Scranton.
Directors
Gerald S. Hobbs has served as our Director since January 2008. A description of Mr. Hobbs’ background and business experience is provided under “Proposal No.1 Election of Directors.”
Bruce N. Pfau has served as our Director since July 2019. Over a 30-year career, Mr. Pfau, a former long-time senior executive with KPMG LLP (“KPMG”), has served as a billable C-suite consultant, P&L partner and consulting practice leader; as a vice chairman of a Big 4 accounting and consulting firm; and as a business author, speaker and noted expert on human-capital-intensive, data-driven businesses. Mr. Pfau joined KPMG in 2004 and served as the firm’s vice chairman of Human Resources and Communications for 12 years. During this time, he was a member of the 10-person KPMG management committee responsible for leading the firm and served on the KPMG acquisition committee that oversaw the acquisition of 10 businesses. Upon his mandatory retirement from his vice chairman role at age 60, he served from 2016 to 2018 as a partner, senior consultant and “ambassador” to some of KPMG’s increasingly important executive markets. Earlier in his career, Mr. Pfau held executive positions with services firms including Watson Wyatt Worldwide (now Willis Towers Watson) and Hay Group (now Korn Ferry Hay). Mr. Pfau holds a bachelor’s degree from Tufts University and master’s and doctoral degrees from Loyola University, Chicago.
Christine Putur has served as our Director since March 2014. Ms. Putur has also served as a Director at RealTruck, the premier manufacturer and digital destination of accessories for truck enthusiasts around the world. Ms. Putur previously served as the Executive Vice President, Technology and Operations of Recreational Equipment, Inc. (REI), a specialty outdoor retailer. Ms. Putur was previously the Chief Information Officer of Coach, Inc. (“Coach”), a leading New York design house of modern luxury accessories. Prior to her time at Coach, Ms. Putur was a senior executive for Staples, Inc. (“Staples”), a leading office supply retailer. She joined Staples in 1999 and held a variety of leadership positions before serving as Senior Vice President and Chief Information Officer. Prior to that, she worked at Digital Equipment Corporation, which was acquired by Compaq Computer Corporation. Ms. Putur holds a B.A. in Administrative Science and Math from Colby College and an M.S. in Management Information Systems from the Boston University Graduate School of Management.
Kalpana Raina has served as our Director since August 2009. Until 2022, Ms. Raina was the managing partner of 252 Solutions, LLC, an advisory firm that specializes in strategic development and implementation. Previously, Ms. Raina was a senior executive with The Bank of New York (the “Bank”), a global financial services company. She joined the Bank in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the Bank’s Executive Vice President, International. During her eighteen-year career with the Bank she had responsibility for clients in the media, telecommunications, healthcare, retailing, hotels and leisure and financial services industries in Asia, Europe and the United States. Ms. Raina was also a director of Yellow Pages Limited (TSX: YLO), where she served on the Nominating and Corporate Governance Committee and Audit Committee. Ms. Raina was also a director of John Wiley & Son (NYSE: JWa and JWb). She is a past member of The U.S. India Business Council.
Samuel L. Molinaro Jr. has served as our Director since March 2025. A description of Mr. Molinaro’s background and business experience is provided under “Proposal No.1 Election of Directors.”

EXECUTIVE COMPENSATION
Background
This discussion focuses on how our named executive officers listed in the Summary Compensation Table (our “Named Executive Officers”) were compensated for the fiscal year ended December 31, 2025 and how their compensation for the fiscal year aligned with our pay-for-performance objective.
For the fiscal year ended December 31, 2025, our Named Executive Officers were: Michael P. Connors, Chairman and Chief Executive Officer, Todd D. Lavieri, Vice Chairman and President of ISG Americas and Asia Pacific, and Michael Sherrick, Executive Vice President and Chief Financial Officer.
Oversight of Compensation
The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company. The Compensation Committee, which is comprised entirely of independent directors, approves all executive compensation arrangements. The Compensation Committee charter sets forth the purpose of and other matters pertaining to the Compensation Committee. See pages 18 to 28 for further details regarding the duties and responsibilities of the Compensation Committee.
Use of Third Party Advisors
Pursuant to its charter, the Compensation Committee has the authority to retain, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee has retained the firm of Pay Governance as its independent compensation consultant to report and advise on matters related to executive and director compensation and corporate governance concerns. The Compensation Committee has assessed the independence of Pay Governance pursuant to the SEC’s and Nasdaq’s rules and concluded that our relationship with Pay Governance and the work it performed does not raise any conflict of interest.
Pay Governance was engaged by and reports directly to the Compensation Committee. The Compensation Committee is responsible for approving payments to the consultant, and the Compensation Committee is solely responsible for engagement and termination of the consultant. While conducting assignments, the Compensation Committee anticipates that Pay Governance will interact with the Company’s management when appropriate in support of the functions of the Compensation Committee, including gathering internal perspectives and relevant company and compensation data. In addition, Pay Governance may seek feedback from the Compensation Committee Chairman, other members of the Compensation Committee, the Board of Directors, or the Chairman of the Board of Directors in developing recommendations for the Compensation Committee’s consideration.
The Compensation Committee calls upon Pay Governance, as appropriate, to attend Compensation Committee meetings, meet with the Compensation Committee without management present and provide third-party data, advice and expertise on proposed executive compensation levels, programs and plan designs and implementation, and on other matters within the scope of the Compensation Committee’s responsibilities. The Compensation Committee may also ask Pay Governance to review and provide advice relating to proposals prepared by management, including evaluating the consistency of such proposals with the Compensation Committee’s compensation philosophy and in comparison to programs at other companies, to provide information and advice regarding compensation of our non-employee directors, and to review disclosures relating to executive and director compensation.
Pay Governance provides only consulting services relating to executive and director compensation to us and does not provide other services such as employee benefits administration or actuarial services.
Role of Management in Compensation Decisions
In determining compensation for executive officers, the Compensation Committee may consult with the Company’s executive officers at various times during the year to provide the Compensation Committee with information with which the Compensation Committee performs its own assessment of the individual performance of each executive officer. The Compensation Committee may also request input from the Chief Executive Officer, other members of the Board and the other committees of the Board as part of the Compensation Committee’s evaluation of the executive officers and other key employees and their achievement of performance objectives. At the Compensation Committee’s request, the Chief Executive Officer will review and discuss the performance and compensation of the Company’s other Named Executive Officers. Executive officers, including the Chief Executive Officer, are not present for the discussions or discretionary decisions regarding their own compensation. The Compensation Committee is assisted in the administration of its decisions by the Company’s Chief Human Resources Officer. Notwithstanding this input, the Compensation Committee retains full discretion to approve the compensation of the Company’s executive officers.
Objectives and Philosophies
It is the Company’s intent that its executive compensation programs achieve three fundamental objectives: (1) attract, motivate, retain and reward qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. In structuring the Company’s executive compensation programs, we intend to be guided by the following basic philosophies:
•	Competition for Executive Talent. The Company should provide competitive compensation opportunities so that it can attract, motivate and retain executives qualified to lead and grow the Company.
•
Pay Versus Performance. A substantial portion of compensation should be tied to the achievement of Company and individual performance goals based on the Company’s annual objectives and long-term business strategy. The Company’s intent is to reward management for achieving a long-term strategic plan through sustained profitability and long-term growth. Such incentives should be appropriate to our Company’s business mission and not encourage Named Executive Officers or other employees to expose the Company to undue risk that could have a material adverse effect on the Company.

•
Alignment with Stockholder Interests. A substantial portion of compensation should be contingent on the creation of stockholder value. As an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance and stockholder returns. In order to further its commitment to aligning executives with stockholder interests, the Company has adopted share ownership guidelines that are described in detail below.

The Compensation Committee believes that our executive compensation program has played an important role in incentivizing our Named Executive Officers to guide our Company to success. The Compensation Committee also believes that our Named Executive Officers’ skills and experience are critical to future success and long-term shareholder returns.
Say-on-Pay Results
The Compensation Committee considers the results of the annual non-binding, advisory say-on-pay votes in connection with the discharge of its responsibilities. By a large majority—90% of the votes cast—our stockholders approved our compensation program as described in our proxy statement in 2025. The Compensation Committee has reviewed the voting results and considered whether any adjustments were warranted based on these results. Our policy is to hold say-on-pay votes on an annual basis, which is consistent with the results of the 2023 non-binding, advisory say-on-frequency vote, in which approximately 96% of the votes cast voted for an annual say-on-pay vote. Our next non-binding, advisory say-on-frequency vote will be in 2029.
Base Salary
Base salary is cash compensation that provides a fixed level of cash payments throughout the year that take into account job responsibilities, experience level, competencies and competitive market data. The Compensation Committee reviews and approves base salaries for executives, including Named Executive Officers, annually and in connection with promotions or other changes in responsibilities. The Compensation Committee considers market data, individual compensation history, pay in relation to other executives at the Company (“internal pay equity”), individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate. Actual salaries earned by and paid to the Named Executive Officers in 2025 and 2024 are reflected in the Salary column of the Summary Compensation Table on page 25. For reference, between April 1, 2024 and September 30, 2024, Messrs. Connors, Lavieri and Sherrick each took a 20% reduction in base salary.

Annual Incentive Awards
Annual incentive awards are generally paid out based on the achievement of one-year performance goals. ISG reserves the discretion to pay out all or a portion of these in the form of equity awards that require further service as a vesting provision. As in prior years, the Compensation Committee based its award of 2025 bonuses for each Named Executive Officer on its assessment of ISG’s performance and the executive’s individual performance. In determining annual incentive payments for the Named Executive Officers for fiscal year 2025, the Compensation Committee took into account ISG’s results relative to expectations, budgets and prior year performance and its assessment of each Named Executive Officer’s contribution in achieving those results. In its assessment, the Compensation Committee found that leadership drove the firm’s continued transformation to a platform-enabled, AI-driven Research and advisory firm. The Compensation Committee believes that this structure, which allows the Committee to make subjective assessments of performance and payouts, is appropriate based on the rapid development of ISG as a comparatively young company operating in a dynamic international business environment and growing both organically and through acquisitions.
In 2025 ISG reported revenue of $244.7 million, net income of $9.3 million, operating income of $17.8 million, adjusted EBITDA of $32.2 million, GAAP net income per diluted share of $0.19 and adjusted net income per diluted share of $0.33. Contributing to these results were robust utilization and expense management discipline. These results reflected significant year over year growth rates as revenues were up 7% (excluding the divestiture of our automation business), adjusted EBITDA was up 28%, adjusted EBITDA margin was up 300 basis points, adjusted net income was up 65% and operating cash flow was up 46%. Based on the Company’s 2025 performance and individual performance, the Compensation Committee approved annual incentive award payouts, as follows: (i) for Mr. Connors, paid $1,650,000 with $1,250,000 paid in cash on December 31, 2025 and a grant of restricted stock units to be issued on March 13, 2026 with a value equal to $400,000; (ii) for Mr. Lavieri, paid $625,000 with $400,000 paid in cash on December 31, 2025 and a grant of restricted stock units to be issued on March 13, 2026 with a value of $225,000 and (iii) for Mr. Sherrick, paid $345,000 with $165,000 paid in cash on December 31, 2025 and a grant of restricted stock units to be issued on March 13, 2026 with a value equal to $180,000.
Long-Term Equity Incentive Awards
The Compensation Committee has the authority to grant stock options, restricted stock units and other equity awards under the Incentive Plan to executive officers, including the Named Executive Officers, and other key employees. The purpose of the Incentive Plan is to provide equity as a component of executive compensation to assure competitiveness of total compensation, to motivate executive officers and key employees to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period because, in most instances, the awards will be forfeited if the recipient voluntarily leaves the employ of the Company before such awards vest.
The Compensation Committee believes that the executives’ long-term compensation should be directly linked to the Company’s strategic progress and creation of stockholder value. Accordingly, total stockholder return is a key performance metric for our Named Executive Officers. At its discretion, the Compensation Committee periodically has made awards intended to create a meaningful stock incentive in light of the executive’s current position with the Company, personal performance, potential impact and contributions to the growth of the enterprise, marketplace practice and the terms of any individual employment agreements. An additional key consideration in making these awards also is to promote retention of the grantee and long-term service to the Company. Similarly, the Compensation Committee uses long-term equity awards granted to new executives as a means to induce such persons to join the Company.
On June 2, 2025, the Company granted 103,520 restricted stock units to Mr. Connors, 77,640 restricted stock units to Mr. Lavieri, and 54,348 restricted stock units to Mr. Sherrick. These restricted stock units will vest in equal annual installments on each of the first four anniversaries of the grant date. Additionally, on June 2, 2025, the Company granted a target of 186,335 performance-based restricted stock units to Mr. Connors. The payout level of Mr. Connors’s award will be 200% of the target number of restricted stock units upon achievement of the maximum performance goal. This award will be earned at the target level if ISG’s stock price, measured over any period of forty-five trading days ending on the third anniversary of the grant date, is $5.00, 150% of the target level if the measured market price is $6.00 and will be earned at the maximum level (200% of the target level) if the measured market price equals or exceeds $7.00 at the end of the performance period, with straight-line interpolation between these stock price values. Any earned restricted stock units will then be fully vested and settled in shares of ISG common stock. Any unearned restricted stock units will be forfeited. Additionally, on June 3, 2024, the Company granted a target of 25,880 performance-based restricted stock units to Mr. Lavieri, and 18,116 performance-based restricted stock units to Mr. Sherrick. These awards will be earned at the target level if ISG’s stock price, measured over any period of ten trading days beginning on the first anniversary of the grant date and ending on the fourth anniversary of the grant date, is $5.00 or higher. Any earned restricted stock units will then be fully vested and settled in shares of ISG common stock. Any unearned restricted stock units will be forfeited. The Compensation Committee granted the restricted stock units in order to enhance retention of the Named Executive Officers and provide a long-term incentive for advancing the Company’s business strategy and creating stockholder value.
Other Compensation
The Company sponsors a tax-qualified 401(k) plan with a profit-sharing feature (the “Savings Plan”). The Savings Plan provides retirement benefits for participating employees. Participating employees can contribute a portion of their eligible salary on a pre-tax basis up to a maximum amount set by the Internal Revenue Code. For 2025 the maximum pre-tax contribution by an employee into the Savings Plan was $23,500, except for specified catch-up contributions permitted by participants who were age 50 or older. For 2025, the Company provided a matching contribution of up to $10,500.
The Company provides limited amounts of perquisites and other personal benefits to the Named Executive Officers from time to time, at levels intended to be reasonable and consistent with our overall compensation program.
Severance and Other Benefits Upon Termination of Employment
In determining whether to enter into an agreement with an executive officer that provides for severance payments if the executive officer is involuntarily terminated, the Compensation Committee considers the significance of the executive officer’s position with the Company, its ability to attract and retain talent as a result of executive management changes and the amount of time it potentially would take the executive to locate another position. The Compensation Committee believes that offering severance commitments is necessary and appropriate in order to attract executives and retain them to provide long-term service to the Company.
On December 16, 2011, Mr. Connors entered into an employment agreement with the Company, which was amended subsequently on December 10, 2013 to extend the term until December 31, 2017, further amended on December 13, 2016 to extend the term until December 31, 2021, further amended on December 30, 2020 to extend the term until December 31, 2025 and further amended on January 1, 2025 to extend the term until December 31, 2029 (as amended, the “Connors Employment Agreement”). Mr. Connors has been Chairman and Chief Executive Officer of the Company since the Company’s inception. Mr. Connors’ Change in Control Agreement with the Company, as described below, continues to apply pursuant to its terms. The terms of the Connors Employment Agreement relating to salary, bonus and benefits are described below under the caption “Employment Agreements and Employment Letters.” The Connors Employment Agreement also provides for severance and other compensation upon termination of Mr. Connors’ employment in specified circumstances. Subject to Mr. Connors executing a release of claims agreement in favor of the Company, in the event Mr. Connors is terminated by the Company without “Cause” or resigns for "Good Reason” (each as defined in the Connors Employment Agreement), the Company will provide him with two times his then-applicable base salary plus two times his annual target bonus, payable over the 24-month period following his termination (but the Company may, in its sole discretion, pay this amount in a single lump sum, to the extent permitted under Section 409A of the Internal Revenue Code). In addition, the Company will also provide Mr. Connors with a pro-rated annual bonus for the year in which he is terminated based on the Company’s actual performance for such year. The pro-rated bonus will be payable at the time Mr. Connors’ annual bonus would have otherwise been paid if his employment had not been terminated. If Mr. Connors is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Connors’ severance payments will be governed by his Change in Control Agreement described below. Pursuant to the Connors Employment Agreement, if at December 31, 2025 ISG had terminated Mr. Connors’ employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $4,500,000 in addition to payment of his annual incentive for the year, the amount of which was paid in a combination of cash and RSUs and included in the amount in the Bonus column in the Summary Compensation Table.
The Compensation Committee believes that the provisions in the Connors Employment Agreement governing termination and severance arrangements are consistent with ISG’s compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment.

Change in Control Arrangements
To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, the Company has entered into a Change in Control Agreement with each of Mr. Connors, Mr. Lavieri and Mr. Sherrick. The Change in Control Agreements are intended to align executive and stockholder interests by enabling each Named Executive Officer to consider corporate transactions that are in the best interests of the Company, its stockholders and other constituents without undue concern over whether the transactions may jeopardize the Named Executive Officer’s own employment.
The Change in Control Agreements provide for an initial term of two years from the effective date, but this term is automatically extended for successive one-year terms unless a notice of non-renewal is given at least one year before the then-scheduled expiration of the term. These agreements provide for a lump-sum severance payment as a result of a termination of employment by the Company without "Cause" or by the executive for "Good Reason" (each as defined in the applicable Change in Control Agreement) during the two-year period following a Change in Control (as defined in the applicable Change in Control Agreement), plus protection for terminations that occur in the 60 days prior to a Change in Control at the request of an acquirer or otherwise in anticipation of a Change in Control. The severance payment for each Named Executive Officer is equal to the sum of: (i) a lump-sum cash payment equal to a multiple of two (for Mr. Connors) or one (for Messrs. Sherrick, and Lavieri ) times the sum of the Named Executive Officer’s then-current base salary plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the Change in Control occurs; (ii) a lump-sum cash payment of (a) any accrued but unpaid base salary, (b) any unpaid bonus for the year prior to the year of termination, (c) a pro rata portion of the target bonus for the year of termination, and (d) any accrued vacation pay; and (iii) a cash payment equal to the cost, on an after-tax basis, of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period, less the portion of such cost the Named Executive Officer would have been required to contribute had he remained employed with the Company. Based in part upon information provided by its compensation consultant, the Compensation Committee believes that the benefits and terms under the Change in Control Agreements are appropriate.
Payments under the Change in Control Agreements would be in lieu of severance amounts payable as described above for certain terminations not relating to a Change in Control. The amounts payable under the Change in Control Agreements would be subject to reduction if aggregate payments to the executive in connection with the Change in Control would trigger a golden parachute excise tax on the executive and the effect of a reduction would be to provide a greater after-tax benefit to the executive. No gross-up for golden parachute excise taxes is payable by ISG.
Pursuant to the terms of the Incentive Plan, the Compensation Committee has broad discretion to determine the treatment of equity awards in the event of a Change in Control as follows: (i) if determined by the Compensation Committee and specified in the applicable award agreement or otherwise, any outstanding awards then held by participants that are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, immediately prior to such Change in Control and (ii) the Compensation Committee may, but will not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair market value (as determined in the sole discretion of the Compensation Committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted as determined by the Compensation Committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the Change in Control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that, upon the occurrence of the Change in Control, such options or stock appreciation rights will terminate and be of no further force and effect.
Employment Agreements and Employment Letters
As discussed above, on December 16, 2011, Mr. Connors entered into the Connors Employment Agreement, which was amended subsequently on December 10, 2013 to extend the term until December 31, 2017, further amended on December 13, 2016 to extend the term until December 31, 2021, further amended on December 30, 2020 to extend the term until December 31, 2025 and further amended on January 1, 2025 to extend the term until

December 31, 2029. The Connors Employment Agreement originally provided for a base salary of $700,000 per year (which the Compensation Committee raised to $900,000 effective April 1, 2022) and a target bonus opportunity of 150% of base salary and provides that Mr. Connors is eligible to receive equity grants from the Company. In connection with a grant of restricted stock units in January 2011, Mr. Connors executed the Company’s form of restrictive covenant agreement (the “Restrictive Covenant Agreement”) requiring him not to disclose confidential information of the Company at any time, and for the period during which he is employed by the Company and 24 months thereafter, not to compete with us, not to interfere with our business, and not to solicit nor hire our employees or customers. The Compensation Committee believes that entering into the Connors Employment Agreement and the related commitments was advisable and appropriate in order for ISG to induce Mr. Connors to remain Chief Executive Officer and to encourage his long-term service to the Company.
Pursuant to an employment letter dated June 21, 2023 (the “Sherrick Employment Letter”), Mr. Sherrick is entitled to receive an annual base salary of $500,000 (subsequently increased to $550,000 effective October 1, 2024) and a target bonus opportunity of $300,000 beginning in 2024 and is also eligible to receive equity grants from the Company. To assist his transition to ISG, the Company and Mr. Sherrick agreed that Mr. Sherrick would receive a grant of RSUs on September 1, 2023 with a dollar value of $100,000 which vested on the first anniversary of the grant date (time-based), and which required Mr. Sherrick to execute our standard Restrictive Covenant Agreement containing obligations relating to confidentiality, non-competition, non-solicitation and other business protection covenants. In addition, Mr. Sherrick received a second grant of RSUs on August 1, 2024 with a dollar value of $100,000, which will also vest on the first anniversary of the grant date (time-based). Also on September 1, 2023, Mr. Sherrick was granted 100,000 RSUs that will vest 100% on the third-year anniversary of the grant date, 51,572 RSUs that will vest in four equal installments on each of the first, second, third and fourth anniversaries of the grant date and 17,191 performance-based RSUs, which will be earned at the target level if ISG’s stock price, measured over a period of ten trading days beginning on the first anniversary of the grant date and ending on the fourth anniversary of the grant date, is $7.00 or higher. The Sherrick Employment Letter also entitled Mr. Sherrick to elect to purchase up to $100,000 of our common stock in the open market, which then was matched 1:1 with a grant of RSUs on August 1, 2023. The Compensation Committee believes that entering into the Sherrick Employment Letter, the base salary and the related commitments was advisable and appropriate in order for ISG to induce Mr. Sherrick to become an executive officer and to encourage his long-term service to the Company.
Pursuant to an employment letter dated June 2, 2014 (the “Lavieri Employment Letter”), Mr. Lavieri was appointed as Partner & President, ISG Americas. Mr. Lavieri commenced his employment with the Company on July 21, 2014 with a base salary of $500,000 (which the Compensation Committee raised to $750,000 effective September 1, 2025), a target bonus opportunity of $375,000 (subsequently raised to $500,000) and is eligible to receive equity grants from the Company. In connection with a grant of RSUs in August 2014, Mr. Lavieri entered into the Restrictive Covenant Agreement with the Company containing obligations relating to confidentiality, non-competition and non-solicitation, among other business protection covenants. Mr. Lavieri was subsequently appointed to Vice Chairman and President—ISG Americas and Asia Pacific on July 26, 2018.
Stock Ownership Guidelines
The Company instituted stock ownership guidelines in 2014 for all of its directors and executive officers to better align their own financial interests with the interests of the Company’s stockholders. Non-employee Directors are expected to hold an amount of stock with a value of at least five times their annual cash retainer. Mr. Connors is expected to hold an amount of stock with a value of at least six times his annual base salary. Messrs. Sherrick and Lavieri are expected to hold an amount of stock with a value of at least three times their annual base salary. Other key employees of the Company are expected to hold an amount of stock with a value of at least one to two times their annual base salary. Directors and executive officers are required to achieve the applicable stock ownership threshold within five years of becoming subject to the guidelines. All shares and share equivalents, including unvested restricted stock, unvested restricted stock units and shares held, are considered in determining compliance with this requirement. Stock options are not considered, but shares acquired upon stock option exercises count towards the satisfaction of stock ownership guidelines. The Compensation Committee reviews compliance with the guidelines on an annual basis, and has the discretion to suspend, reevaluate and revise the guidelines from time to time. All Directors and Named Executive Officers were in compliance with the stock ownership guidelines as of February 25, 2026, or are on pace to meet these guidelines within the timeframe indicated above.

Recoupment or “Clawback” Policy
The Compensation Committee and the Board of Directors have adopted a recoupment policy—sometimes referred to as a “clawback” policy—in compliance with applicable SEC and Nasdaq rules (the “Clawback Policy”). The Clawback Policy requires that an incentive award paid out based on the Company’s performance will be subject to forfeiture if ISG’s financial statements are restated and the restated financial information would have resulted in a reduced payout. This policy applies even if the executive did not engage in misconduct leading to the restatement. The forfeited amount would be the amount by which the original payment exceeded the payment that would have resulted from the corrected financial information.
Insider Trading Policy
The Insider Trading Policy permits directors, executive officers and other key employees to trade our securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with the Chief Financial Officer, but, in no event, while in possession of material, non-public information. For more information on our Insider Trading Policy, see “Corporate Governance—Insider Trading Policy” above.
Anti-Hedging Policy
The Insider Trading Policy also prohibits directors, executive officers and other key employees from buying or selling puts, calls, options or similar derivative securities based on the value of ISG securities or taking other actions that have the purpose or effect of hedging or offsetting their risk of owning Company stock.
Equity Grant Procedures
The Compensation Committee approves equity awards for our named executive officers on or before the date of grant, and it is the Compensation Committee’s general practice to approve annual equity awards in the first quarter of each fiscal year based on the Company’s and the individual’s prior fiscal year performance. On occasion, equity awards may be granted outside of our annual grant cycle for new hires, promotions, retention, or other purposes. Generally, the date of grant for equity awarded to our named executive officers is when the Company otherwise has no material non-public information (“MNPI”); moreover, the Company does not grant equity awards in anticipation of the release of MNPI. Similarly, the Company does not permit the timed disclosure of MNPI for the purpose of affecting the value of executive compensation nor does it take MNPI into account when determining the timing and terms of equity grants. During 2025, none of the named executive officers were granted stock options.
Tax Treatment of Executive Compensation
The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when determining executive compensation and establishing our compensation programs. However, as a result of the enactment of amendments to Internal Revenue Code Section 162(m) in the Tax Cuts and Jobs Act in 2017 (the “TCJA”), since 2018 ISG generally has been unable to claim tax deductions for compensation paid to our Named Executive Officers in excess of $1 million per year, subject to only limited exceptions that are much more limited than those available in 2017 and earlier years. The TCJA expanded the group of employees whose compensation is subject to Section 162(m) tax deductibility limits to include our principal financial officer and now applies the tax deduction limits to post-termination compensation as well (subject to the limited exceptions).

SUMMARY COMPENSATION TABLE
The “Summary Compensation Table” below quantifies the value of the different forms of compensation earned by, or awarded to, our Named Executive Officers in 2025 and 2024. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, annual incentive awards and stock awards, as further described in the footnotes to the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Michael P. Connors Chairman and Chief Executive Officer	2025	900,000	1,650,000	1,345,912	—	—	28,451	3,924,363
	2024	810,000	1,200,000	754,285	—	—	26,197	2,790,482
Michael A. Sherrick Executive Vice President and Chief Financial Officer	2025	550,000	345,000	338,950	—	—	10,500	1,244,450
	2024	462,500	275,000	308,611	—	—	2,000	1,048,111
Todd D. Lavieri Vice Chairman and President, ISG Americas and Asia Pacific	2025	703,333	625,000	484,214	—	—	10,500	1,823,047
	2024	612,000	450,000	440,874	—	—	2,000	1,504,874

(1)	2024 salary amounts for Messrs. Connors, Sherrick and Lavieri reflect a 20% salary reduction taken between April 1 and September 30, 2024.
(2)
The amounts in the Bonus column and the Non-Equity Incentive Plan Compensation column represent the cash value of annual incentive awards earned by the Named Executive Officers, including portions of the annual incentive paid by the grant of restricted stock units (RSUs). The portion paid by a grant of RSUs vest on the first anniversary of the award.

(3)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) without reduction for estimated forfeitures related to service-based vesting conditions. The fair value of time-vesting restricted stock units is calculated based upon the closing price per share on the Nasdaq Global Market on the grant date. The fair value of awards of performance-based restricted stock units granted to Messrs. Connors, Sherrick, and Lavieri, which awards are earned only if certain market price targets are achieved, is calculated based upon a Monte-Carlo simulation. Further information regarding our equity compensation awards and their valuations can be found in Note 17, “Stock Based Compensation Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(4)
All Other Compensation for Mr. Connors includes an amount for spousal travel in connection with our annual corporate recognition event of $17,951 and a company contribution pursuant to ISG’s qualified defined contribution profit-sharing plan for U.S.-based employees of $10,500. All Other Compensation for Mr. Lavieri includes a Company contribution pursuant to ISG’s qualified defined contribution profit-sharing plan for U.S.-based employees of $10,500. All Other Compensation for Mr. Sherrick includes a company contribution pursuant to ISG’s qualified defined contribution profit-sharing plan for U.S.-based employees of $10,500.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
The following table summarizes the unvested restricted stock units outstanding as of December 31, 2025 for the Named Executive Officers.

	Outstanding Equity Awards at 2025 Fiscal Year-End
	Stock Awards (Time-Vested)			Stock Awards (Performance- and Time-Vested)
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Values of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Michael P. Connors	6/1/2022	24,547	141,882	—	—
	6/1/2023	49,407	285,572	177,865	1,028,060
	6/3/2024	119,048	688,097	285,714	1,651,427
	3/17/2025	114,286	660,573	—	—
	6/2/2025	103,520	598,346	186,335	1,077,016
Michael A. Sherrick	9/1/2023	100,000	578,000	—	—
	9/1/2023	25,786	149,043	17,191	99,364
	6/3/2024	62,500	361,250	27,778	160,557
	3/17/2025	44,286	255,973	—	—
	6/2/2025	54,348	314,131	18,116	104,710
Todd D. Lavieri	6/1/2022	13,454	77,764	17,938	103,682
	6/1/2023	35,203	203,473	23,468	135,645
	6/3/2024	89,286	516,073	39,683	229,368
	3/17/2025	42,857	247,713	—	—
	6/2/2025	77,640	448,759	25,880	149,586

(1)
The vesting schedule for the number of restricted stock units shown in this column is as follows: (a) of the RSUs granted June 1, 2022, the balance vests on June 1, 2026; (b) of the RSUs granted on June 1, 2023, the balance vests one-half each on June 1, 2026, and June 1, 2027; (c) of the remaining 25,786 unvested RSUs’ granted to Mr. Sherrick on September 1, 2023, the balance vests one-half each on September 1, 2026, and September 1, 2027; (d) of the 100,000 RSUs granted to Mr. Sherrick on September 1, 2023, 100% of the balance vests September 1, 2026; (e) of the RSUs granted March 17, 2025, the balance vests 100% on March 17, 2026; (f) of the RSUs granted on June 3, 2024, the balance vests one-third on each of June 1, 2026, June 1, 2027, and June 1, 2028; (g) of the RSUs granted on June 2, 2025, the balance vests 25% on each of June 1, 2026, June 1, 2027, June 1, 2028, and June 1, 2029.

(2)
The market value is based on the closing price per share of the Company’s common stock on December 31, 2025 of $5.78 per share, multiplied by the number of shares or units. Market value of performance-based restricted stock units is based on a payout of the target number of such awards.

(3)
The performance-based RSUs granted on June 1, 2023 to Mr. Connors (shown at target in the table) will be earned if a share-price-performance goal is achieved on June 1, 2026. The performance-based RSUs granted on June 3, 2024 to Mr. Connors (shown at target in the table) will be earned if a share-price-performance goal is achieved on June 1, 2027. The performance-based RSUs granted on September 1, 2023 to Mr. Sherrick will be earned if a share-price-performance goal is achieved on or before September 1, 2027. The performance-based RSUs granted on June 1, 2022 to Mr. Lavieri will be earned if a share-price-performance goal is achieved on or before June 1, 2026. The performance-based RSUs granted on June 1, 2023 to Mr. Lavieri will be earned if a share-price-performance goal is achieved between June 1, 2024 and June 1, 2027. The performance-based RSUs granted on June 3, 2024 to Messrs. Lavieri and Sherrick will be earned if a share-price-performance goal is achieved between June 1, 2025 and June 1, 2028. The performance-based RSUs granted on June 2, 2025 to Messrs. Lavieri and Sherrick will be earned if a share-price-performance goal is achieved between June 1, 2026 and June 1, 2029.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain aspects of the Company’s financial performance. For further information regarding our executive compensation programs, the metrics the Compensation Committee used to set executive compensation for 2025 (which are different than the financial metrics we are required to include in the tables and discussion below) and our pay versus performance philosophy, please refer to “Executive Compensation” starting on page 18 of this Proxy Statement.

	Financial Metrics Year-Over-Year		Year-Over-Year Change In Comp Actually Paid
Year	Total Shareholder Return	Net Income	PEO Compensation	Non-PEO Compensation
2025	78.4%	229%	604.7%	154.2%
2024	-25.3%	-55%	-66.8%	27.0%
2023	6.2%	-69%	1,915.0%	41.2%

Over 75% of the total direct compensation of our PEO and almost 60% of the total direct compensation of our Non-PEOs is variable or “at risk” and therefore changes in share price can significantly impact “compensation actually paid”. The Compensation Committee believes that 2025 compensation decisions for the PEO and Non-PEOs are reflective of the Company’s overall operating, strategic, finance and stock price performance and thus aligned with shareholders. The year-over-year percentage change in Comp Actually Paid significantly reflects the strong growth of both ISG’s financial performance and its share price in 2025.
The following sets forth the tabular pay versus performance disclosure according to SEC regulations.

Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(3)	Value of Initial Fixed $100 Investment at December 31 Based On:	Net Income (000's)
					Total Shareholder Return
2025	$3,924,363	$6,885,730	$1,533,749	$2,527,580	$141.62	$9,341
2024	$2,790,482	$975,752	$1,276,493	$987,048	$79.36	$2,839
2023	$2,946,845	$2,942,884	$890,685	$816,164	$106.20	$6,154

(1)
For 2025, Michael Connors was our PEO, and Michael Sherrick and Todd Lavieri were our Non-PEO Named Executive Officers. For 2024, Michael Connors was our PEO and Michael Sherrick and Todd Lavieri were our Non-PEO Named Executive Officers. For 2023, Michael Connors was our PEO, and Humberto Alfonso, Michael Sherrick, Todd Lavieri and Tom Kucinski were our Non-PEO Named Executive Officers.

(2)
For Mr. Connors, the following amounts were added to and deducted from the Summary Compensation Table (SCT) amount to determine the ‘compensation actually paid’ as determined in accordance with SEC regulations.

Year	SCT Total	Stock Awards Granted During Year and Included in SCT	Year-End Fair Value of Stock Awards Granted During Year and That Remain Unvested	Change in Fair Value of Equity Awards Unvested at Prior Year End and at Year End	Change in Fair Value of Equity Awards Unvested at Prior Year End That Vested During Year	Forfeitures	Total
2025	$3,924,363	($1,345,912)	$2,344,374	$1,602,060	$688,750	($327,905)	$6,885,730
2024	$2,790,482	($1,754,285)	$1,609,136	($836,100)	($354,498)	($478,983)	$975,752
2023	$2,946,845	($1,021,146)	$2,021,143	$78,375	$39,619	($1,121,952)	$2,942,884

(3)
For Messrs. Sherrick and Lavieri, the following amounts were added and deducted to the Summary Compensation Table (SCT) amount to determine the “average compensation actually paid” as determined in accordance with SEC regulations.

Year	SCT Total	Stock Awards Granted During Year and Included in SCT	Year-End Fair Value of Stock Awards Granted During Year and That Remain Unvested	Change in Fair Value of Equity Awards Unvested at Prior Year End and at Year End	Change in Fair Value of Equity Awards Unvested at Prior Year End That Vested During Year	Forfeitures	Total
2025	$1,533,749	($411,597)	$760,437	$551,790	$93,202	—	$2,527,580
2024	$1,276,493	($599,743)	$629,977	($200,621)	($119,057)	—	$987,048
2023	$890,685	($404,003)	$531,793	$4,577	$4,768	($211,656)	$816,164

Our methodologies for determining the fair value of equity awards in our financial statements and in the Summary Compensation Table above are described in Note 17, “Stock Based Compensation Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in footnote (1) to the Summary Compensation Table. For purposes of calculating compensation actually paid in this section, awards of RSUs are valued at fiscal year-end dates and vesting dates based on the closing market price of our common stock at each such measurement date, based on target shares as adjusted at any vesting date for earned above-target shares or forfeitures.
Pay Versus Performance Alignment
In linking pay and performance, the Compensation Committee intends to align executive pay with stockholders’ interests. A substantial portion of compensation is determined by the creation of stockholder value. In addition to adopting share ownership guidelines that are described elsewhere in this Proxy Statement, ISG focuses on the measures of revenue, adjusted EBITDA and total shareholder return. The values in the Pay Versus Performance table above show the impact of share price on the ‘actual compensation paid.’
In determining Named Executive Officer compensation for a particular year, the Compensation Committee conducts a broad review of ISG performance relative to budget plans and considers general market conditions. In addition, the Compensation Committee also considers performance against operating and strategic goals. We believe that this provides an appropriate holistic view of firm performance.

DIRECTOR COMPENSATION
The compensation for ISG’s non-employee directors is determined by the Board of Directors. The objectives of the compensation program are to attract and retain highly qualified directors, and to compensate them in a manner that aligns their interests with those of our stockholders. The following table presents information regarding compensation for our non-employee directors during 2025. Our non-employee directors received no other compensation for their services. Our non-employee director compensation program for 2025 consisted of an annual cash retainer and a grant of RSUs for service on the Board of Directors. Our program in 2025, which is unchanged in 2026, included a cash retainer of $75,000 each for our Lead Independent Director, Mr. Hobbs, and Chairman of our Audit Committee, Mr. Molinaro, with the other non-employee directors each receiving a cash retainer of $60,000, and all non-employee directors receiving a grant of RSUs. RSU awards, commencing with the grant in December 2023, are to have a fixed dollar value of $125,000 based on the fair market value of ISG common stock on the grant date. On December 9, 2025, 20,695 RSUs were granted to each non-employee director then in office. All RSUs vest over a three-year period subject to accelerated vesting in the event of a change in control or the death or disability of the non-employee director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Gerald S. Hobbs	75,000	125,000	—	200,000
Samuel L. Molinaro, Jr.	75,000	125,000	—	200,000
Bruce N. Pfau	60,000	125,000	—	185,000
Christine Putur	60,000	125,000	—	185,000
Kalpana Raina	60,000	125,000	—	185,000
Neil G. Budnick(2)	37,500	—	—	37,500

(1)
These amounts represent the aggregate grant date fair value of equity awards as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share ($6.04) on the Nasdaq Global Market on December 9, 2025, the date of grant.

(2)	Mr. Budnick retired from the Board of Directors effective as of March 14, 2025.
As of December 31, 2025, our non-employee directors had outstanding the following unvested restricted stock units:

Name	Unvested Restricted Stock Units (#)
Gerald S. Hobbs	52,856
Samuel L. Molinaro, Jr.	56,409
Bruce N. Pfau	52,856
Christine Putur	52,856
Kalpana Raina	52,856

Messrs. Hobbs and Pfau and Mses. Putur and Raina were each awarded 29,274 RSUs on December 12, 2023, which will vest in three equal installments on each of the first, second and third anniversaries of December 12, 2023. Messrs. Hobbs and Pfau and Mses. Putur and Raina were each awarded 33,602 RSUs on December 10, 2024, which will vest in three equal installments on each of the first, second and third anniversaries of December 10, 2024. Mr. Molinaro was awarded 35,714 RSUs upon his appointment to the Board of Directors on March 17, 2025, which will vest on each of the first, second and third anniversaries of March 17, 2025. Messrs. Hobbs, Molinaro and Pfau and Mses. Putur and Raina were each awarded 20,695 RSUs on December 9, 2025, which will vest in three equal installments on each of the first, second and third anniversaries of December 9, 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information regarding the beneficial ownership of ISG common stock by:
•	each person known by ISG to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of ISG’s Named Executive Officers and directors; and
•	all of ISG’s executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of February 25, 2026, 47,674,341 shares of our common stock were issued and outstanding. The number of shares reported as beneficially owned is as of February 25, 2026, unless otherwise indicated. Percentages are calculated based on the number of shares outstanding as of February 25, 2026.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership (#)	Approximate Percentage of Outstanding Common Stock (%)
Non-Management Stockholders Beneficially Owning More Than 5%
Chevrillon & Associés(2)	5,237,495	11.0%
Private Capital Management, LLC(3)	4,777,596	10.0%
BlackRock, Inc.(4)	2,698,808	5.7%
Directors and Named Executive Officers
Michael P. Connors(5)	4,703,487	9.9%
Michael Sherrick(6)	116,093	*
Todd D. Lavieri(7)	885,649	1.9%
Thomas Kucinski(8)	255,975	*
Samuel L. Molinaro(9)	11,905	*
Gerald S. Hobbs	551,213	1.2%
Bruce N. Pfau	137,053	*
Christine Putur	341,436	*
Kalpana Raina	534,769	*
All current directors and executive officers as a group (8 individuals)	7,537,580	15.8%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., 400 Atlantic Street, Stamford, CT 06901.
(2)
Chevrillon & Associés (“Chevrillon”) filed a Schedule 13G/A on February 25, 2026, reporting beneficial ownership, as of December 1, 2025, of the number of shares reflected in the table. The business address of Chevrillon is 4/6 Rond Point des Champs Elysées, Paris, France 75008.

(3)
Private Capital, LLC (“PCM”) filed a Schedule 13F on February 17, 2026, reporting beneficial ownership, as of December 31, 2025, of the number of shares reflected in the table. PCM reported having sole voting power and sole dispositive power over 1,465,434 shares and shared voting power and shared dispositive power over 3,312,162 shares. The business address of PCM is 8889 Pelican Bay Blvd., Naples, FL 34108.

(4)
BlackRock, Inc. ("BlackRock") filed a Schedule 13G on February 12, 2026 reporting beneficial ownership, as of December 31, 2025, of the number of shares reflected in the table. BlackRock reported having sole voting power over 2,661,933 shares and no voting power over 36,875. The business address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(5)	Mr. Connors serves as Chairman of the Board and Chief Executive Officer. The reported beneficial ownership includes 114,286 RSUs that will be settled within 60 days of February 25, 2026
(6)	Mr. Sherrick serves as Executive Vice President and Chief Financial Officer. The reported beneficial ownership includes 44,286 RSUs that will be settled within 60 days of February 25, 2026
(7)	Mr. Lavieri serves as Vice Chairman and President - ISG Americas and Asia Pacific. The reported beneficial ownership includes 42,857 RSUs that will be settled within 60 days of February 25, 2026.
(8)	Mr. Kucinski serves as Executive Vice President and Chief Human Resources Officer. The reported beneficial ownership includes 18,571 RSUs that will be settled within 60 days of February 25, 2026.
(9)	Mr. Molinaro serves on the ISG Board of Directors. The reported beneficial ownership includes 11,905 RSUs that will be settled within 60 days of February 25, 2026.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. To our knowledge, all such persons filed the required reports on a timely basis during the fiscal year ended December 31, 2025, except for the following: Chevrillon & Associés filed a late Form 4 on February 25, 2026. Mr. Molinaro’s initial Form 3 and Form 4 filings reflecting his appointment to the Board and acquisition of shares of common stock underlying restricted stock units were delayed due to the backlog in early 2025 that affected his ability to timely obtain SEC EDGAR filer access codes.
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
Other than the election of directors and any future receipt of awards under our Incentive Plan or purchases under our Employee Stock Purchase Plan, none of our directors, nominees for director, executive officers, any person who has served as a director or executive officer since the beginning of the last fiscal year, or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the Annual Meeting as described in this Proxy Statement.
STOCKHOLDER PROPOSALS AND NOMINATIONS
Any stockholder desiring to submit a proposal to be presented for consideration in our 2027 Proxy Statement under Rule 14a-8 of the Exchange Act must submit such proposal to us no later than the close of business on November 14, 2026. Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2027 Annual Meeting must give timely written notice to our Chief Financial Officer at c/o Information Services Group, Inc., 400 Atlantic Street, Stamford, Connecticut 06901. A nomination or proposal for the 2027 Annual Meeting will be considered timely if it is received no earlier than November 25, 2026 and no later than January 24, 2027. If the date of the 2027 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from April 24, 2027, then, to be timely, the nomination or proposal must be received by the Company no later than the close of business on the 15th day following the day on which public announcement of the date of the 2027 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company’s Bylaws. We will not entertain any proposals or nominations at the 2027 Annual Meeting that do not meet the requirements set forth in our Bylaws. Our Bylaws have been filed with the SEC and you may obtain a copy of the Bylaws as filed with the SEC free of charge from our website at www.isg-one.com/investors. To make a submission or to request a copy of our Bylaws, stockholders should contact our Chief Financial Officer at c/o Information Services Group, Inc., 400 Atlantic Street, Stamford, Connecticut 06901.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our Bylaws.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2026 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Michael P. Connors Chairman of the Board and Chief Executive Officer

March 11, 2026

INFORMATION SERVICES GROUP, INC.
ATTN: MICHAEL SHERRICK
400 ATLANTIC STREET, 6TH FLOOR
STAMFORD, CT 06901

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 23, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 23, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V82871-P44755 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFORMATION SERVICES GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect as Directors of Information Services Group, Inc. to serve for a three-year term, the nominees listed below:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Samuel L. Molinaro Jr.
02) Gerald S. Hobbs

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxies are hereby authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V82872-P44755

INFORMATION SERVICES GROUP, INC.
Annual Meeting of Stockholders
April 24, 2026 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Sherrick and Thomas S. Kucinski, or either of them, as proxies, each with the power to appoint his substitute, revoking any proxies previously given and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Information Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on April 24, 2026 at the offices of the Company, 400 Atlantic Street, 6th Floor, Stamford, Connecticut and any adjournment or postponement thereof. The stockholder(s) hereby further authorize(s) such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting of Stockholders and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted "FOR" the election of each of the nominees listed on the reverse side for the Board of Directors and "FOR" proposals two and three.

Please sign, date and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side